Independent Auditors' Report

Board of Directors and Stockholders of
Vitro, S.A. de C.V.
San Pedro Garza Garcia, N. L.

(Amounts in millions of Mexican pesos)

We have audited the accompanying consolidated balance sheets of Vitro, S.A. de C.V. and Subsidiaries (the "Company") as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2001 (all expressed in millions of Constant Mexican pesos as of December 31, 2001) . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the subsidiaries and associated companies named in note 2 b) , were audited by other auditors and our opinion, regarding the amounts reported by these companies, is based only on the reports of such other auditors. The total assets of the companies above mentioned represent 21% in 2000 and 2001 of the consolidated total assets, whereas their net sales represent 28% of the consolidated net sales in 1999, 26% in 2000 and 28% in 2001.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors mentioned in the first paragraph, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Vitro, S.A. de C.V. and Subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations, changes in their stockholders' equity and changes in their financial position for the years ended December 31, 1999, 2000 and 2001, in conformity with accounting principles generally accepted in Mexico.

Effective January 1, 2000 the Company applied the provisions of the new Bulletin D-4, "Accounting Treatment of Income Tax, Tax on Assets and Workers' Profit Sharing". The effects in net income for the years ended December 31, 2000 and 2001 were increases of Ps. 112 and Ps. 66, respectively. Additionally, the effect in comprehensive loss for the year 2000 was an increase of Ps. 2,468 (see note 3 o) .

Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 2001 and the determination of stockholders' equity at December 31,1999, 2000 and 2001 to the extent summarized in note 22.

Our audits also comprehended the translation of Mexican peso amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in note 2 a) . Such United States dollar amounts are presented solely for the convenience of readers.

The accompanying financial statements have been translated into English language for the convenience of readers.

February 14, 2002
April 15, 2002, as to note 21a)
Junio 3, 2002, as to note 21b)
Junio 19, 2002, as to note 21c) and 22

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers, S. C.
Condominio Losoles D-21
Av. Lázaro Cárdenas Poniente 2400
66270 Garza García, N. L.
Teléfono (8) 152 2000
Fax (8) 363 3483

Monterrey, N. L., February 15, 2002

To the Stockholders of
Vitro Flex, S. A. de C. V.

We have audited the balance sheets of Vitro Flex, S. A. de C. V. as of December 31, 2001 and 2000, and the related statements of income, of changes in stockholders' equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Vitro Flex, S. A. de C. V. at December 31, 2001 and 2000, and the results of its operations, the changes in its stockholders' equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

C.P. José de Jesús Mariscal Chávez

MANCERA
ERNST & YOUNG

Av. Lázaro Cárdenas No.2321 Pte. B
4º Piso Edificio Alestra
Col. Residencial San Agustín
San Pedro Garza García, Nuevo León
C.P. 66260 México

Tels. (81) 815 218 00
Fax. (81) 815 218 39

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Vitromátic, S.A. de C.V.

We have audited the accompanying consolidated balance sheets of **Vitromátic, S.A. de C.V. and Subsidiaries** as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and changes in financial position for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of **Vitromátic, S.A. de C.V. and Subsidiaries** at December 31, 2001 and 2000, and the consolidated results of its operations, the changes in shareholders' equity and changes in financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

As mentioned in Note 2 to the consolidated financial statements, the Company's 2000 financial statements have been restated to conform with accounting principles generally accepted in Mexico the Company's accounting for guarantees.

Mancera, S.C.
A Member Practice of
Ernst & Young Global

Víctor Luis Soulé García

San Pedro Garza García, N.L.
February 14, 2002

Vitro, S.A. de C.V. and Subsidiaries
Consolidated Balance Sheets
(Millions of constant Mexican pesos as of December 31, 2001)

			Millions of US dollars
	December 31,		(Convenience Translation) December 31,
	2000	2001	2001
ASSETS

Cash and cash equivalents	Ps. 787	Ps. 1,005	$ 110
Trade receivables, net of allowance for doubtful accounts of Ps. 71 and Ps. 60	2,341	2,238	244
Other receivables	1,249	1,021	111
Inventories (note 5)	3,781	3,589	391
Current assets	8,158	7,853	856

Investment in associated companies (note 6)	196	43	5
Land and buildings (note 7)	9,736	9,606	1,048
Machinery and equipment (note 7)	11,534	10,749	1,172
Construction in progress	1,421	690	75
Excess of cost over fair value of net assets acquired, net of accumulated amortization of Ps. 104 and Ps. 132	300	627	68
Intangible pension asset	795	702	77
Other assets	1,035	1,077	117
Long - term assets	25,017	23,494	2,562

Total assets	Ps. 33,175	Ps. 31,347	$ 3,418

LIABILITIES
Short-term borrowings (note 8)	Ps. 3,207	Ps. 3,369	$ 368
Current maturities of long-term debt (note 9)	1,109	2,793	304
Trade payables	2,537	3,311	361
Accrued expenses	787	631	69
Other current liabilities	1,255	1,052	115
Current liabilities	8,895	11,156	1,217

Long-term debt (note 9)	12,017	8,291	904
Seniority premiums, pensions and other long-term liabilities	1,131	1,320	144
Deferred tax liabilities (note 17)	1,690	1,713	186
Long-term liabilities	14,838	11,324	1,234
Total liabilities	23,733	22,480	2,451

STOCKHOLDERS' EQUITY
Capital stock: no par value, shares issued and outstanding, 324,000,000 in 2000 and 2001	324	324	35
Restatement of capital stock	5,543	5,543	605
Capital stock restated	5,867	5,867	640

Treasury stock, (27,399,020 shares in 2000 and 50,294,020 in 2001)	(327)	(519)	(57)
Paid-in capital	840	891	97
Shortfall in restatement of capital	(16,507)	(16,864)	(1,839)
Cumulative effect of deferred taxes	(1,404)	(1,404)	(153)
Minimum pension liability adjustment	(152)	(181)	(20)
Retained earnings reserved for reacquisition of shares of Vitro	1,300	1,300	142
Retained earnings	16,269	16,309	1,779
Net income for the year	347	135	15
Total majority interest	6,233	5,534	604
Minority interest in consolidated subsidiaries	3,209	3,333	363
Total stockholders' equity (note 13)	9,442	8,867	967
Total liabilities and stockholders' equity	Ps. 33,175	Ps. 31,347	$ 3,418

Vitro, S.A. de C.V. and Subsidiaries
Consolidated Statements of Operations
(Millions of constant Mexican pesos as of December 31, 2001, except for share amounts)

				Millions of US dollars, except per share amounts
	Year ended December 31,			(Convenience Translation) Year ended December 31,
	1999	2000	2001	2001
Net sales	Ps. 28,599	Ps. 28,631	Ps. 28,190	$ 3,074
Cost of sales	19,765	20,307	20,638	2,250
Gross profit	8,834	8,324	7,552	824
General, administrative and selling expenses	4,479	4,807	4,949	540
Operating income	4,355	3,517	2,603	284
Total financing cost (note 14)	324	1,196	651	71
Income after financing cost	4,031	2,321	1,952	213
Other expense,net (note 15)	1,249	488	866	95
Share in net income of unconsolidated associated companies (note 6)	24	5	7	1
Income before income tax and workers' profit sharing	2,806	1,838	1,093	119
Income and asset tax (note 17)	1,600	675	407	44
Workers' profit sharing (note 17)	260	326	109	12
Net income from continuing operations	946	837	577	63
Income on disposal of discontinued operations (note 4)	573
Extraordinary item (note 18)	158
Net income for the year	Ps. 1,677	Ps. 837	Ps. 577	$ 63
Net income of minority interest	Ps. 953	Ps. 490	Ps. 442	48
Net income of majority interest	724	347	135	15
	Ps. 1,677	Ps. 837	Ps. 577	$ 63

Earnings per common share (based on weighted average shares outstanding of 310,464,210 for 1999, 278,402,173 for 2000 and 286,078,897 for 2001):
Net income from continuing operations	Ps. 3.05	Ps. 3.01	Ps. 2.01	$ 0.22
Income on disposal of discontinued operations	1.84
Extraordinary item	0.51
Net income of minority interest	(3.07)	(1.76)	(1.54)	(0.17)
Net income of majority interest	Ps. 2.33	Ps. 1.25	Ps. 0.47	$ 0.05

Vitro, S.A. de C.V. and Subsidiaries
Consolidated Statements of Changes in Financial Position
(Millions of constant Mexican pesos as of December 31, 2001)

				Millions of US dollars
	Year ended December 31,			(Convenience Translation) Year ended December 31,
	1999	2000	2001	2001
OPERATING ACTIVITIES:
Net income from continuing operations	Ps. 946	Ps. 837	Ps. 577	$ 63
Add (deduct) non cash items:
Depreciation and amortization	2,121	2,084	2,050	224
Provision for seniority premiums and pensions	77	78	208	23
Amortization of debt issue costs	51	47	55	6
Share in net income of unconsolidated associated companies	(24)	(5)	(7)	(1)
(Gain) loss from sale of subsidiaries and associated companies	83	(57)	117	13
Loss to reduce investments to market value	214
Write-off and loss from sale of assets	875	349	401	43
Deferred income tax and workers' profit sharing	(19)	324	156	17
Tax effect from discontinued operations and extraordinary item	731
	5,055	3,657	3,557	388

Increase in trade payables	113	49	691	75
Decrease in trade receivables	162	764	157	17
Increase in inventories	(139)	(478)	(81)	(9)
Change in other current assets and liabilities, net	(253)	216	(334)	(36)
Pension funding payments		(520)	(86)	(9)
Resources generated from continuing operations	4,938	3,688	3,904	426

FINANCING ACTIVITIES:
Short-term bank loans	7,368	6,617	4,826	526
Long-term bank loans	5,758	6,643	5,911	645
Capital stock contributed by minority interest		8	101	11
Monetary effect on liabilities with financing cost	(2,116)	(1,384)	(664)	(72)
Payment of short-term loans	(6,126)	(5,159)	(6,804)	(742)
Payment of long-term loans	(7,433)	(7,536)	(5,061)	(552)
Acquisition of treasury stock	(188)	(814)	(171)	(19)
Sale of treasury stock		588
Dividends paid to stockholders of Vitro	(355)	(323)	(153)	(17)
Dividends paid to minority interest	(570)	(405)	(272)	(30)
Resources used in financing activities	(3,662)	(1,765)	(2,287)	(250)

INVESTING ACTIVITIES:
Investment in land and buildings and machinery and equipment	(1,854)	(1,110)	(944)	(103)
Sale of land and buildings and machinery and equipment	366	308	139	15
Investment in subsidiaries and associated companies	(40)	(533)	(449)	(49)
Sale of subsidiaries and associated companies	169		88	10
Long-term investments			(137)	(15)
Other	22	(421)	(96)	(10)
Resources used in investing activities	(1,337)	(1,756)	(1,399)	(152)
Net increase (decrease) in cash and cash equivalents	(61)	167	218	24
Balance at beginning of year	681	620	787	86
Balance at end of year	Ps. 620	Ps. 787	Ps. 1,005	$ 110

Vitro, S.A. de C.V. and Subsidiaries
Consolidated Statements of Stockholder's Equity
(Millions of constant Mexican pesos as of December 31, 2001, except for per share amounts)

	Capital stock	Treasury Stock and paid-in capital	Shortfall in restatement of capital	Cumulative effect of deferred taxes	Minimum pension liability adjustment	Retained earnings	Net income (loss) for the year	Minority interest	Stock- holders' equity

Balance at
December 31, 1998	Ps. 6,518	Ps. 239	Ps. (15,455)	Ps.	Ps. (91)	Ps. 18,478	Ps. (955)	Ps. 4,476	Ps. 13,210
Appropriation of net loss from prior year						(955)	955
Dividends (Ps. 1.10 per share)						(355)			(355)
Decrease in minority interest								(697)	(697)
Capital stock redemption	(651)	651
Paid in capital		15							15
Acquisition of treasury stock		(188)							(188)
Comprehensive income (note 13 j)			(798)		(39)		724	606	493
Balance at
December 31, 1999	5,867	717	(16,253)		(130)	17,168	724	4,385	12,478
Appropriation of net income from prior year						724	(724)
Dividends (Ps. 1.00 per share)						(323)			(323)
Decrease in minority interest								(505)	(505)
Sale of treasury stock		660							660
Paid in capital		(50)							(50)
Acquisition of treasury stock		(814)							(814)
Comprehensive loss (note 13 j)			(254)	(1,404)	(22)		347	(671)	(2,004)
Balance at
December 31, 2000	5,867	513	(16,507)	(1,404)	(152)	17,569	347	3,209	9,442
Appropriation of net income from prior year						347	(347)
Dividends (Ps. 1.00 per share)						(307)			(307)
Decrease in minority interest								(123)	(123)
Paid in capital		52							52
Acquisition of treasury stock		(193)							(193)
Comprehensive loss (note 13j)			(357)		(29)		135	247	(4)
Balance at
December 31, 2001	Ps. 5,867	Ps. 372	Ps. (16,864)	Ps(1,404)	Ps. (181)	Ps. 17,609	Ps. 135	Ps3,333	Ps. 8,867

Vitro, S.A. de C.V. and Subsidiaries
Notes to Consolidated Financial Statements
(Millions of constant Mexican pesos as of December 31, 2001, except for per share amounts)

1. Activities of the company

Vitro, S.A. de C.V. ("Vitro") is a holding company, the subsidiaries of which manufacture and market glass and plastic containers, thermoformed articles, aluminum cans, flat glass for architectural and automotive uses, glassware for table and kitchen use, fiberglass insulation and reinforcements, certain chemical products and minerals, household appliances and capital goods.

2. Basis of presentation and principles of consolidation

a) Basis of presentation

The consolidated financial statements of Vitro and its subsidiaries (the "Company") are prepared in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP") , as further described in note 3.

The consolidated financial statements presented herein are expressed in millions of constant Mexican pesos as of December 31, 2001, except per share amounts. However, solely for the convenience of users, the consolidated financial statements as of and for the year ended December 31, 2001 have been translated into United States (US) dollars at the rate of 9.1695 pesos per one dollar, the rate of exchange determined by Banco de Mexico (Mexico's Central Bank) on December 31, 2001. The translation should not be construed as a representation that the peso amounts shown could be converted into US dollars at such rate or at any rate.

All references to dollars, in the financial statements and these notes, correspond to dollars of the United States of America

b) Consolidated subsidiaries

Those companies in which Vitro holds, directly or indirectly, more than 50% of the capital stock or which Vitro controls are included in the consolidated financial statements. For those companies in which Vitro has joint control, the proportionate consolidation method is used. All significant intercompany balances and transactions have been eliminated in consolidation.

Vitro's subsidiaries Vitromatic, S. A. de C. V. and subsidiaries; Empresas Comegua, S.A. and subsidiaries; and Vitro Flex, S. A. de C. V.; as well as certain other subsidiaries and associated companies which in the aggregate are not material, are audited by firms of public accountants other than the Company's principal auditor.

In order to consolidate the financial statements of subsidiaries located in the United States of America, the effects of inflation were taken into consideration in accordance with Bulletin B-10, as amended, which is the principal difference between US generally accepted accounting principles ("US GAAP") and Mexican GAAP for these companies. Such companies' financial statements are initially prepared in accordance with US GAAP and are translated into Mexican pesos under the current rate method. The assets, liabilities, stockholders' equity (except capital stock) and the income statement accounts are translated into Mexican pesos using the exchange rate as of the date of the most recent balance sheet presented. The cumulative translation adjustment is included as a component of stockholders' equity.

c) Investment in associated companies

Associated companies are those companies in which Vitro holds, as a permanent investment, less than 50% of the capital stock and maintains significant influence. Such investments are accounted for by the equity method.

3. Principal accounting policies

a) Accounting method for the treatment of the effects of inflation

The consolidated financial statements of the Company have been prepared in accordance with Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("IMCP") , which relates to the recognition of the effects of inflation. The Third Amendment to Bulletin B-10 (the "Third Amendment") has been adopted in preparing such consolidated financial statements. The Third Amendment requires the restatement of all comparative financial statements to constant pesos as of the date of the most recent balance sheet presented. For that purpose, Vitro's Mexican subsidiaries and associated companies use the "Indice Nacional de Precios al Consumidor" (Mexican National Consumer Price Index: "INPC") , published by Banco de Mexico; Vitro's US subsidiaries use the Consumer Price Index - All Urban Consumers - All Items, Unadjusted ("CPI") published by the US Labor Department, and are translated using the exchange rate at the end of the last period presented.

Bulletin B-12 set the rules related to the statement of changes in financial position. This statement presents the sources and uses of funds during the period measured as the differences, in constant pesos, between the beginning and ending balances of balance sheet items adjusted by the excess (shortfall) in restatement of capital. As required by Bulletin B-12, the monetary effect and the effect of changes in exchange rates are not considered non-cash items in the determination of resources generated from operations due to the fact they affect the purchasing power of the entity.

b) Cash and cash equivalents

Highly liquid short-term investments with original maturity of ninety days or less, consisting primarily of Mexican Government Treasury Bonds and money market instruments, are classified as cash equivalents. They are valued at the lower of acquisition cost plus accrued yields or estimated net realizable value.

c) Financial instruments

Assets and liabilities resulting from any financial instrument, except for such instruments held to maturity, are recorded in the balance sheet at fair value. The financial instruments held to maturity are valued at their acquisition cost. The effects of valuation of the financial instruments, including their cost and yield are recorded in the corresponding year in the statement of operations.

Financial instruments for hedging purposes, are valued using the same criteria of valuation of the assets or liabilities hedged, and the effect of such valuation is recognized in net income, net of costs, expenses, or income from the assets or liabilities whose risks are being hedged.

d) Inventories and cost of sales

Inventories are valued at the price of the last purchase made during the year or at the latest production cost without exceeding the net realizable value. Cost of sales is determined by using the price of the last purchase prior to the date of consumption or the latest production cost at the time of sale.

e) Land, buildings, machinery and equipment

Expenditures for land, buildings, machinery and equipment, including renewals and improvements that extend useful lives, are capitalized. The Company follows the principles of the Fifth Amendment to Bulletin B-10, under which, fixed assets are restated under the method of consumer price index adjustment, using the INPC. The initial balance to apply the INPC was the net replacement value as of December 31, 1996. For machinery and equipment purchased in a foreign country, the restatement is based on a general consumer price index from the country of origin and the exchange rate at the end of each period.

Maintenance and repair expenses are recorded as costs and expenses in the period when they are incurred.

Depreciation is calculated using the straight-line method, taking into consideration the estimated useful life of the asset, in order to depreciate the original cost and the revaluation. The depreciation begins in the month in which the asset is placed in service. The estimated useful lives of the assets are as follows:

Years
Buildings	20 to 50
Machinery and equipment	5 to 30

f) Excess of cost over fair value of net assets acquired

The excess of cost over fair value of net assets acquired is amortized on a straight-line basis over a period of 20 years. Amortization expense for the years ended December 31, 1999, 2000 and 2001 was Ps. 12 , Ps. 15 and Ps. 28 , respectively.

g) Excess of book value over cost of net assets acquired

The excess of book value over cost of net assets acquired is amortized over the period that the subsidiary or associated company is expected to be integrated into the operations of the group, which cannot exceed 5 years. Amortization for the year ended December 31, 2000 was Ps. 57.

h) Seniority premiums, retirement plans and severance payments

Seniority premiums and pension plans for all personnel are considered as costs in the periods in which services are rendered. Periodic costs are calculated in accordance with Bulletin D-3 issued by the IMCP, and the actuarial computations were made by an independent actuary, using estimates of the salaries that will be in effect at the time of payment. The past service cost is amortized over the average period required for workers to reach their retirement age. The method used is the projected unit credit. Effective year 2000 the Company is funding a trust in order to cover the payment of such liabilities.

Severance payments are expensed in the period in which such payments are made.

i) Excess (shortfall) in restatement of capital

This item, which is an element of stockholders' equity, reflects the accumulated effect of holding non-monetary assets and the effect of the initial monetary position gain or loss. The accumulated effect of holding non-monetary assets represents the difference between the specific values of non-monetary assets in excess of or below the increase attributable to general inflation as measured by the INPC and CPI.

j) Restatement of capital stock and retained earnings

Capital stock and retained earnings, for Mexican subsidiaries, are restated using the INPC from the respective dates such capital was contributed or net income generated to the date of the most recent balance sheet presented. Retained earnings for US subsidiaries are restated using the CPI.

k) Employee stock option plan

An employee stock option plan (see note 13b) was adopted in 1998. The Company is accounting for stock-based compensation using a fair value based method. Compensation cost is measured at the grant date based on the value of the stock option award and is recognized over the vesting period.

l) Transactions in foreign currency for Mexican subsidiaries

All transactions in foreign currency are translated at the exchange rate as of the date of such transactions. In accordance with the Third Amendment, such transactions are restated using the INPC. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the exchange rate at the date of the financial statements. Exchange fluctuations are recorded in the statements of operations as part of the total financing cost.

m) Revenue recognition

Revenues and related costs are recognized in the period in which risks and benefits are transferred to purchasers, which generally coincides with the shipment of products to costumers in satisfaction of orders.

n) Gain (loss) from monetary position

The gain (loss) from monetary position reflects the result of holding monetary assets and liabilities during periods of inflation. Values stated in current monetary units decrease in purchasing power over time. This means that losses are incurred by holding monetary assets over time, whereas gains are realized by maintaining monetary liabilities. The net effect is presented in the statements of operations as part of the total financing cost. For subsidiaries located in the US the result from monetary position is calculated using the CPI.

o) Income tax, tax on assets and profit sharing to workers

Effective January 1, 2000, the Company applies the provisions of the new Bulletin D-4 "Accounting Treatment of Income Tax, Tax on Assets and Workers' Profit Sharing", issued by the IMCP. As required by this bulletin, deferred income taxes are provided for differences between the book and tax value of assets and liabilities and deferred workers' profit sharing for temporary differences between the financial and adjusted tax income, that are expected to reverse in the future. Additionally, the tax on assets paid is recognized as an asset. Until 1999, deferred taxes were provided only for identifiable, non-recurring timing differences that were expected to reverse over a definite period of time, and the tax on assets paid was recognized in the statement of operations. The effects in net income on the years ended December 31, 2000 and 2001 were increases of Ps. 112 and Ps. 66, respectively. Additionally, the effect in comprehensive loss for the year 2000 was an increase of Ps. 2,468 (note 13 j) .

p) Earnings per share

Earnings per share are computed by dividing income by the weighted average number of shares outstanding during each period.

q) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts in these consolidated financial statements and in the related disclosures. Actual results could differ from those estimated.

4. Discontinued operations

Anchor Glass Container Corporation ("Anchor")

As a result of the disposal in 1996 of Anchor, a wholly owned subsidiary of Vitro, the 1999 tax benefit of Ps. 573, resulting from utilization of net operating losses of Anchor generated in 1996, are presented in the 1999 statement of operations as "Income on disposal of discontinued operations".

As part of Anchor's disposal in a transaction approved by the Bankruptcy Court, Vitro provided to the Pension Benefit Guaranty Corporation ("PBGC") , a United States governmental agency that guarantees pensions, a limited guarantee of Anchor's under funded pension liability. No payments would be made under the guarantee unless the PBGC terminates any of Anchor's pension plans, and the guarantee would be payable only to the extent the PBGC could not otherwise recover the under funded liabilities from the entity that purchased Anchor's assets. The amount of the guarantee is limited to $ 70 million. Payments would not begin until August 1, 2002, and would then generally be payable in equal semiannual installments over the following 10 years. Payments would not bear interest. The amount and the term of the guarantee would be proportionately reduced if the pension plans were terminated after January 31, 2002.

Beginning February, 2002, this guarantee was reduced to $ 63 million, and would be reduced semiannually by $ 7 million until August 1, 2006 when this guarantee expires.

5. Inventories

Inventories are summarized as follows:

	December 31,
	2000	2001
Semi-finished and finished products	Ps. 2,858	Ps. 2,607
Raw materials	435	464
Packaging materials	100	84
	3,393	3,155
Spare parts	273	255
Refractory	17	49
Merchandise in transit	84	82
Other	14	48
	Ps. 3,781	Ps. 3,589

6. Investment in associated companies

An analysis of the investment in associated companies follows (the percentage of ownership as of December 31, 2000 and 2001, appears in parenthesis) :

	December 31,
	2000	2001
Regioplast, S. A. de C. V. (50%, 0% see note 19 e)	Ps. 148	.
Sourdillon de Mexico, S. A. de C. V. (34%, 34%)	48	43
	Ps. 196	Ps. 43

The Company's share in net income of unconsolidated associated companies is as follows:

	Year ended December 31,
	1999	2000	2001
Regioplast, S. A. de C. V.	Ps. 22	Ps. 4	Ps. 8
Sourdillon de Mexico, S. A. de C. V.	2	1	(1)
	Ps. 24	Ps. 5	Ps. 7

7. Land and buildings, and machinery and equipment

Land and buildings, and machinery and equipment are summarized as follows:

	December 31,
	2000	2001
Land	Ps. 3,510	Ps. 3,462
Buildings	11,220	11,227
Accumulated depreciation	4,994	5,083
	Ps. 9,736	Ps. 9,606

Machinery and equipment	Ps. 28,824	Ps. 27,663
Accumulated depreciation	17,290	16,914
	Ps. 11,534	Ps. 10,749

As mentioned in note 3 e) , machinery and equipment purchased in a foreign country was restated using the CPI of such country.

8. Short-term borrowings

At December 31, 2000 and 2001, short-term borrowings denominated in Mexican pesos totaled Ps. 253 and Ps. 115, respectively, and short-term borrowings denominated in foreign currency (all of which are denominated in US dollars) totaled Ps. 2,954 and Ps. 3,254, respectively.

9. Long-term debt

Long-term debt consists of the following:

	December 31,
	2000	2001
I. Foreign Subsidiaries (payable in US Dollars):
Secured debt, floating interest rate based on LIBOR plus a spread of 2.0%, principal payable in several installments through 2003.	Ps. 39	Ps. 25
Secured debt, fixed interest rate of 4.5%, principal payable in several installments through 2005.	176	112
Unsecured debt, floating interest rate based on LIBOR plus a spread of 1.6%, principal payable in 2003.	308	268
II. Mexican Subsidiaries (payable in US Dollars):
Secured debt, floating interest rate based on LIBOR
plus a spread between 1.5% and 2.3%, principal
payable in several installments through 2006.	1,037	913
Unsecured debt, floating interest rate based on LIBOR
plus a spread between 1.5% and 2.5%, principal
payable in several installments through 2005.	4,184	3,959
Unsecured debt, fixed interest rate of 5.9%, principal
payable in several installments through 2004.	60	41
10 1/4% guaranteed senior unsecured notes due
in 2002 and 11 3/8% guaranteed senior
unsecured notes due in 2007.	4,163	3,805
III. Vitro and Mexican Subsidiaries (payable in Mexican Pesos):
Unsecured debt, floating interest rate based on interbank interest rate (TIIE) plus a spread of 1.5%, principal payable in 2004.	321
Unsecured medium term notes, floating interest
rate based on TIIE plus a spread of 0.4%, principal
payable in 2002.	710
Unsecured medium term notes, floating interest
rate based on treasury bonds (CETES) 182 days plus a spread of 2.4%, principal payable in 2004.	324	310
IV. Vitro and Mexican Subsidiaries denominated in
UDI's (investment units), payable in Mexican Pesos:
Unsecured debt, interest rate of 8.75%, principal
payable in several installments through 2006.	Ps. 241	Ps. 217
Unsecured medium term notes, fixed interest
rate between 9.0% and 10.0%, principal payable
in 2002 and 2006.	1,413	1,296
Unsecured medium term notes, floating rate based on UDI's plus 1.75%, principal payable in 2004.	150	138
	13,126	11,084
Less current maturities	1,109	2,793
	Ps. 12,017	Ps. 8,291

As of December 31, 2001, the interest rate of TIIE, CETES and LIBOR were 7.94%, 6.37% and 1.92%, respectively.

The schedule of principal payments of long-term debt as of December 31, 2001 is as follows:

Year ending
December 31,
2003	Ps. 2,308
2004	1,494
2005	616
2006	1,669
2007	2,204
Ps. 8,291

Certain of the Company's long-term debt agreements contain restrictions and covenants that require the maintenance of various financial ratios. The Company has complied with the restrictions and covenants during 2001.

Debt of the Company totaling Ps. 1,050 is collateralized with fixed assets and trade accounts receivable with a book value of Ps. 3,827 as of December 31, 2001.

During 2001 the Company entered into several interest rate swaps. The contracts resulted in swapping variable interest rates for fixed interest rates on certain debt agreements with total principal of Ps. 7,134. The weighted average fixed interest rate was 5.74%. The amount charged in the income statement in 2001 was Ps. 30.

Additionally, during 2001 the Company entered into several foreign currency forward contracts to convert UDIS denominated debt totalling 515 million UDIS (Ps. 1,434) to dollars. The favorable effect in net income was Ps. 154.

10. Pension plans and seniority premiums

The disclosures relating to the Company's pension plans and seniority premiums required by Bulletin D-3, issued by IMCP, calculated as described in note 3 h) , together with certain actuarial assumptions utilized are presented below as of December 31, 2000 and 2001:

	December 31,
	2000	2001
Accumulated benefit obligation	Ps. 1,610	Ps. 1,633

Projected benefit obligation	Ps. 1,755	Ps. 1,700
Plan assets at fair value	(532)	(396)
Unrecognized net loss	(267)	(248)
Unrecognized transition obligation	(566)	(498)
Changes in assumptions and adjustments from experience	(291)	(261)
Projected net liability	Ps. 99	Ps. 297
Additional minimum liability	Ps. 994	Ps. 951
Net periodic cost (Ps. 237 for 1999)	252	220

Assumptions:
	December 31,
	2000	2001
Discount rate	5%	5%
Expected rate of return on plan assets	7%	7%
Rate of compensation increase	1%	1%

11. Commitments and contingencies

a) In October, 2000, several subsidiaries of Vitro, S.A. de C.V. which have facilities throughout Monterrey, Mexico and the Mexico City area, entered into a 15 year energy purchase agreement for approximately 110 MW ("Megawatts") of electricity with Enron Energia Industrial de Mexico, S. de R.L. de C.V. ("Enron Mexico") , a subsidiary of Enron Industrial Energy of Mexico Holding I, LLC, ("Enron") . The purchase price of electricity is variable.

On October 19, 2001, Enron sold 80% of its common shares of Enron Mexico to Tractebel, S.A. ("Tractebel") . Effective December 14, 2001, Enron Mexico changed it's name to Tractebel Energia de Monterrey, S. de R.L. de C.V. ("Tractebel Energia de Monterrey") .

It is expected that Tractebel Energia de Monterrey will commence commercial operations during the third quarter of 2002.

b) The Company's consumption of gas during 2001 was 19,707,967 million British Thermal Units ("MMBTUS") , of which, it had covered a total of 13,352,771 MMBTUS with fixed price purchased contracts as follows:

	% of coverage over consumption	MMBTUS coverage price
Petroleos Mexicanos	30%	$ 4.00
Enron	20%	5.06
Enron	35%	3.68

As a result of Enron's bankrupcy filing on December 2, 2001, the contracts between the Company and Enron terminated automatically.

As of December 31, 2001, the Company maintains hedges on price of natural gas for approximately 50% of its consumption with Petroleos Mexicanos at a price of $4.00 dollar per MMBTUS.

As of December 31, 2001, the market price for MMBTUS was $ 2.10 dollars.

c) The Company has several non-cancellable operating lease agreements for the rent of warehouses and equipment. Rental expense for the years 1999, 2000 and 2001 was Ps. 239, Ps. 307 and Ps. 340, respectively.

Future minimum lease payments under these agreements are as follows:

2002	Ps. 273
2003	282
2004	297
2005	305
2006	305

d) Sale of receivables - the Company has entered into several factoring agreements to sell trade accounts receivable. In accordance with the terms of these agreements, the Company has the obligation to pay uncollected receivables, in case of non-compliance of clients. The outstanding balance of receivables sold at December 31, 2001, amounted to $231. The Company periodically monitors collections to provide for any uncollectible account.

e) The Company is not a party, and none of its assets is subject, to any pending legal proceedings nor is the Company subject to any contingent liabilities, other than as described in note 4, and legal proceedings and contingent liabilities arising in the normal course of business and against which the Company is adequately insured or indemnified or which the Company believes are not material in the aggregate.

12. Foreign currency operations

a) At December 31, 2001, the assets and liabilities denominated in foreign currency (other than Mexican pesos) of the Company's Mexican subsidiaries consist of the following:

	Millions of US dollars	Millions of Mexican pesos

Monetary assets	$105	Ps. 959
Inventories	51	471
Fixed assets	533	4,886
Monetary liabilities	1,603	14,703

b) Foreign operations of the Company's Mexican subsidiaries during 2001 consisted of the following:

	Millions of US dollars	Millions of Mexican pesos

Exports	$801	Ps. 7,534
Imports	531	5,051
Interest expense, net	142	1,429

c) The condensed financial information of the principal foreign subsidiaries of the Company at December 31, 2001 is the following:

	United States of America	Central and South America	Europe
Net sales	Ps. 7,039	Ps. 1,173	Ps. 417
Operating income	316	161	84
Total assets	2,710	2,127	1,060
Total liabilities	1,451	551	297

d) The exchange rates of the Mexican peso against the US dollar, used for purposes of the Company's consolidated financial statements at the following dates were:

December 31, 1998	Ps. 9.8963
December 31, 1999	9.4986
December 31, 2000	9.6098
December 31, 2001	9.1695

On February 14, 2002, the date of issuance of these consolidated financial statements, the exchange rate was Ps. 9.0838 per one US dollar.

13. Stockholders' equity

a) At December 31, 2000 and 2001, the capital stock of the Company consisted of 324,000,000 ordinary, nominative, fully paid common shares, without par value.

b) The Company maintains an Employee Stock Option Plan established in March 1998 (the "Plan") . The Plan specifies amount of shares, time and initial exercise price, which is equal to the average closing price on the Mexican Stock Exchange of the common shares on the 20 days prior to the Grant Date, except for the options issued during 2000 and 2001, which were Ps. 11.00 and Ps. 8.27, respectively.

The following table summarizes the activity relating to the Plan:

	1998	1999	2000	2001
Options granted during the year	2,813,300	2,893,000	4,851,900	3,204,800
Initial exercise price	Ps. 31.31	Ps. 14.88	Ps. 11.00	Ps. 8.27
Exercise price at December 31, 2001	33.45	15.92	11	8.27

The closing price of the Company's shares on the Mexican Stock Exchange on December 31, 2001 was Ps. 7.50.

The exercise price of the options granted in 1998 and 1999 will be determined at the time such options are exercised by indexing the initial price using an indexing factor based on the cumulative performance of the Company's common shares relative to the cumulative performance of the Indice de Precios y Cotizaciones of the Mexican Stock Exchange; such indexing factor is subject to certain ceilings and floors. There is no indexing factor for the options granted in 2000 and 2001.

The estimated fair value of the options was made on the Grant Date using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	15%
Expected life in years	5
Price volatility	44%

During 2001, the Company repriced 940,950 of the options granted in 1998 to Ps. 13.00 .

Compensation cost charged against income for such plan was Ps. 15, Ps. 22 and Ps. 32 for 1999, 2000 and 2001, respectively.

c) As of December 31, 2000 and 2001 the treasury shares held by the Company were 27,399,020 and 50,294,020, respectively, which include the shares held by Stock Option Trust (see note 13b) which were 1,779,020 and 24,674,020 as of December 31, 2000 and 2001, respectively.

d) Stockholders' equity, except restated paid-in capital and tax retained earnings will be subject to a 35% dividend tax, payable by the Company in the event of distribution. Beginning 2003 such tax rate will be reduced by 1 percent each year through 2005. The tax paid for such dividend can be credited against the income tax of the Company during the three years following the payment.

e) Dividends declared and paid:

	Dividend amount
Stockholders' meeting date	Nominal	Constant	Payment date
March 26, 1999	Ps. 292	Ps. 355	April,1999
March 31, 2000	146	162	April,2000
March 31, 2000	146	153	October,2000
April 5, 2001	149	153	May,2001
April 5, 2001	149		(1)

(1) this dividend will be paid on a date to be determined by the Board of Directors.

f) Minority interest in consolidated subsidiaries consists of the following:

	December 31,
	2000	2001
Capital stock	Ps. 3,810	Ps. 3,888
Shortfall in restatement of capital	(2,995)	(3,148)
Cumulative effect of deferred taxes	(1,064)	(1,064)
Retained earnings	2,968	3,215
Net income for the year	490	442
	Ps. 3,209	Ps. 3,333

g) Majority interest stockholders' equity consists of the following:

	December 31,2001
	Nominal value	Restatement value	Restated
Capital stock	Ps. 324	Ps. 5,543	Ps. 5,867
Treasury stock	(336)	(183)	(519)
Paid-in capital	(95)	986	891
Shortfall in restatement of capital		(16,864)	(16,864)
Cumulative effect of deferred taxes	(1,259)	(145)	(1,404)
Minimum pension liability adjustment	(181)		(181)
Retained earnings	(2,397)	20,006	17,609
Net income for the year	137	(2)	135
	Ps. (3,807)	Ps. 9,341	Ps. 5,534

h) At December 31, 2001, stockholders equity includes Ps. 290 of undistributed profits and Ps. 2,659 of other undistributed capital items of the subsidiaries.

i) Retained earnings reserved for reacquisition of Vitro's shares is the amount reserved pursuant to shareholders' meetings to repurchase shares of Vitro. In accordance with Mexican regulations once the reserve is established, the Board of Directors has the authority to decide when such repurchase is made.

j) Comprehensive income (loss) that is reflected in the accompanying statements of Stockholders' Equity, represents the net result of the Company's performance each financial year, and consists of net income of each year plus other items of comprehensive income of the same period, which in accordance with the Mexican GAAP are reflected directly in Stockholders' Equity, without affecting the income statement. The other items of comprehensive income consist of the result of holding non-monetary assets and the minimum pension liability adjustment. In addition, in 2000 the comprehensive loss includes the cumulative effect of deferred income tax of Ps. 1,404 in majority interest and Ps. 1,064 in minority interest. Consequently, the comprehensive income (loss) of 2001 and 1999, are not comparable with 2000.

14. Total financing cost

Following is a disclosure of the most important items that are included in total financing cost.

	Year ended December 31,
	1999	2000	2001
Interest expense on debt denominated in dollars	Ps. 1,334	Ps. 1,236	Ps. 1,262
Interest expense on debt denominated in pesos	788	377	149
Interest expense on debt denominated in UDI's	206	178	47
Restatement of UDI's	190	156	25
Interest income	(36)	(25)	(27)
Exchange loss (gain), net	(453)	183	(590)
Gain from monetary position	(2,005)	(1,315)	(651)
Other financial expenses	300	406	436
Total financing cost	Ps. 324	Ps. 1,196	Ps. 651

15. Other expense, net

Following is the analysis of other expenses, net:

	Year ended December 31,
	1999	2000	2001
Restructuring charges	Ps. 140	Ps. 152	Ps. 319
Write-off and loss from sale of fixed assets	875	291	401
Excess of book value over cost		(57)
Loss from sale of subsidiaries and associated companies.	83		117
Loss to reduce investments to market value	214
Disposition of Manufacturas, Ensamblajes y Fundiciones, S. de R.L. de C.V. (see note 19 d)		72
Other	(63)	30	29
	Ps. 1,249	Ps. 488	Ps. 866

In 1999 the Company downsized the production capacity of its Glass Containers business unit to match the market's demand. The downsizing involved closing the facility known as Vidriera Oriental, located in Mexico City. A charge of Ps. 764 was taken in 1999 to reduce the book value of the operation to its net realizable value associated with the plant shutdown. Also in 1999, 2000 and 2001 the Company downsized its corporate services at headquarters and certain business units, which resulted in a charge of Ps. 140 , Ps. 152 and Ps. 319, respectively.

16. Tax loss carryforwards

At December 31, 2001, the tax loss carryforwards, the asset tax to be recovered and the capital losses that can be amortized against capital gains consist of the following:

	Tax loss carryforwards			Asset Tax
Expiration	Majority	Minority	Majority	Minority	Capital
Year	interest	interest	interest	interest	losses
2002				Ps. 1	Ps. 1,039
2003				1
2004			217	1	2,700
2005		289		1
2006					508
2007	1,636	66
2008	4,340	19	189	1
2009	46	1	35
2010	417	23	38
2011	184	28	3
	Ps. 6,623	Ps. 426	Ps. 482	Ps. 5	Ps. 4,247

17. Income tax , workers' profit sharing and asset tax

a) The Company is subject to income tax and tax on assets for consolidation purposes in the proportion of the number of the subsidiary's voting shares that Vitro owns. Since January 1, 1999, the taxable income of the subsidiaries are consolidated at 60% of the mentioned proportion. The monthly tax advances to Secretaria de Hacienda y Credito Publico of Vitro as well as its subsidiaries, are made as if they have not elected tax consolidation.

b) The income tax and workers' profit sharing included in the Company's results are (the 2000 and 2001 amounts are not comparable with the 1999 amounts, see note 3 o) :

	Year ended December 31,
	1999	2000	2001
Income tax:
Current	Ps. 1,534	Ps. 496	Ps. 297
Deferred	(57)	167	110
	1,477	663	407
Asset tax	123	12
	Ps. 1,600	Ps. 675	Ps. 407

	Year ended December 31,
	1999	2000	2001
Workers' profit sharing:
Current	Ps. 273	Ps. 182	Ps. 63
Deferred	(13)	144	46
	Ps. 260	Ps. 326	Ps. 109

Deferred tax assets (liabilities) presented on the balance sheets consist of the following:

	2000	2001
Assets:
Accounts receivable	Ps. 180	Ps. 243
Tax benefit from the future deduction
of inventories held on December 31, 1986	301	198
Reserve for seniority premiums and pensions	478	466
Tax loss carryforwards	2,577	2,174
Exchange fluctuations	4	(37)
Asset tax	431	392
	3,971	3,436
Liabilities:
Inventories	924	1,046
Fixed assets	4,179	3,728
Other	558	375
	5,661	5,149
Net liabilities	Ps. 1,690	Ps. 1,713

c) The income tax rate is 35%. In accordance with the new income tax law, which became effective on January 1, 2002, the income tax rate will be reduced annually by 1% beginning 2003 through 2005. The effect of this decrease in the income tax rate will be recorded effective January 1, 2002 and will be a decrease in net long-term liabilities and an increase in net income of $172. Following is a reconciliation between the Company's effective income tax rate and the statutory rate (amounts of 2000 and 2001 are not comparable with those of 1999, refer to note 3 o):

	Year ended December 31,
	1999	2000	2001
Effective income tax rate	57.0%	36.7%	37.2%
Asset tax included as income tax	(5.6)
Effect of loss in value of long-term investments	2.0
Loss on sale of subsidiaries	(2.1)		5.6
Purchase deductions	0.2
Difference between tax and accounting basis for monetary gain	0.7	(0.6)	(1.9)
Reserves	0.4
Loss from foreign companies and minority interest		(0.2)	(3.6)
Difference between tax and accounting basis for depreciation	(2.4)
Difference between tax and accounting basis on sale and write-down of fixed assets	(12.5)
Other	(2.7)	(0.9)	(2.3)
Statutory income tax rate	35.0%	35.0%	35.0%

d) Changes in stockholders' equity in shortfall in restatement of capital and minimum pension liability adjustment are presented net of deferred tax effect as follows:

	Year ended December 31,
	2000	2001
Shortfall in restatement of capital	Ps. 102	Ps. 163
Minimum pension liability adjustment	12	16
	Ps. 114	Ps. 179

18. Extraordinary item

The extraordinary item in 1999 is the tax benefit that resulted from the utilization of tax loss carry forwards and the recovery of the asset tax paid in previous years.

19. Business acquisitions and dispositions

a) Sale of Silicatos y Derivados, S.A.- In December 1999, Vitro sold its 55% interest in Silicatos y Derivados, S.A., to its long-standing partner in such company, PQ Corporation, for $ 9.9 million. A loss of Ps. 43 was realized as a result of this transaction and is included in Other expense, net. This company produces sodium silicate and aluminum sulfate for the soap, detergent, water treatment and paper industries. The company's sales represented approximately 1.4% of Vitro's consolidated sales.

b) Sale of Compania Manufacturera de Vidrio del Peru Ltda, S.A.- In December 1999, Vitro accepted the November 17, 1999 public tender offer made by Vidrios Industriales, S.A. (a subsidiary of Owens-Illinois, Inc.) for its 23.66% interest of Compania Manufacturera de Vidrio de Peru Ltda, S.A. The amount received for the sale was $ 6.6 million. A loss of Ps. 40 was realized as a result of this transaction and is included in Other expense, net. Vitro accounted for this investment, under the equity method.

c) Acquisition of Harding Glass Inc.- In April 2000, VVP America consummated the acquisition of substantially all of the assets of Harding Glass, Inc., for an amount of $ 31.4 million. With the acquisition of Harding, VVP America incorporated into its operations 5 distribution centers and 118 retail stores located throughout the United States. Harding is one of the leading distributors of glass products for automotive and construction markets.

d) Disposition of Manufacturas, Ensamblajes y Fundiciones, S. de R. L. de C.V.- On August 10, 2000 Vitro and GE Mexico, S.A. de C.V. a subsidiary of General Electric Company, a U.S. Corporation, decided to terminate their Joint Venture Agreement which in 1997 resulted in the creation of Manufacturas, Ensamblajes y Fundiciones, S. de R.L. de C.V. The termination of the joint venture was subject to compliance with certain requirements imposed by both parties. Those requirements were completed in January 2001, resulting in the closing of such facility. A loss of Ps. 72 was recognized and is included in Other expense, net.

e) Sale of Regioplast, S.A. de C.V.- On May 21, 2001, Vitro sold its 50% interest in Regioplast, S.A. de C.V. to Owens Illinois Inc., former partner of Vitro in such company, for an amount of $ 8.0 million. A loss of Ps. 81 was realized as a result of this transaction and is included in Other expense, net.

f) Acquisition of Cristalglass Vidrio Aislante, S.A. - On May 4, 2001 the Company acquired 60 percent of the outstanding shares of Spain's Cristalglass Vidrio Aislante, S.A., holding company of Group Cristalglass. Cristalglass fabricates, distributes and sells flat glass for the construction industry. The company employs over 300 people. Annual sales are approximately $ 60 million.

20. Business segment data

The accounting policies of the segments are the same as those described in notes 2 and 3. The Company evaluates the performance of its segments on the basis of operating income. Intersegment sales and transfers are accounted for as if the sales and transfers were to third parties, that is, at current market prices.

Vitro's reportable segments are strategic business units that offer different products. The segments are managed separately; each requires different manufacturing operations, technology and marketing strategies; and each segment primarily serves a different customer base.

Beginning October 1, 2001, the Company has four reportable segments: Glass Containers, Flat Glass, Acros-Whirlpool and Glassware. The companies previously part of the former Diverse Industries Business Unit were reallocated to the four existing reportable segments to vertically integrate operations and to better realign ourselves with our market needs. For comparison purposes, the amounts of previous years have been reclassified to present the information in four reportable segments. The principal products of each of the segments are summarized below:

Segment	Principal products

Glass Containers	Glass containers, sodium carbonate, borosilicate glass, capital goods, aluminum cans, precision components and molds for glass industry.
Flat Glass	Flat glass for the construction and automotive industries and Fiberglass
Acros-Whirlpool	Home appliances.
Glassware	Glassware for table and kitchen use, and plastic disposable thermo fold ware

The segment data presented below does not include discontinued operations for any of the periods presented.

	Glass Containers	Flat Glass	Acros- Whirlpool	Glassware	Corporate and other	Consolidated

December 31, 1999:
Net sales	Ps. 10,327	Ps. 10,056	Ps. 5,587	Ps. 2,764	Ps. 51	Ps. 28,785
Interdivisional sales	35	110		41		186
Consolidated net sales	10,292	9,946	5,587	2,723	51	28,599
Operating income	1,458	1,980	635	563	(281)	4,355
Assets	15,729	10,052	4,723	3,277	1,337	35,118
Capital expenditures	894	410	394	136	20	1,854
Depreciation and amortization	1,042	564	269	191	55	2,121

December 31, 2000:
Net sales	Ps. 9,406	Ps. 10,536	Ps. 5,784	Ps. 2,967	Ps. 124	Ps. 28,817
Interdivisional sales	50	96		40		186
Consolidated net sales	9,356	10,440	5,784	2,927	124	28,631
Operating income	1,092	1,663	615	509	(362)	3,517
Assets	14,306	10,705	4,324	3,701	139	33,175
Capital expenditures	373	343	223	154	17	1,110
Depreciation and amortization	953	580	257	228	66	2,084

December 31, 2001:
Net sales	Ps. 9,149	Ps. 10,610	Ps. 5,960	Ps. 2,585	Ps. 73	Ps. 28,377
Interdivisional sales	61	88		38		187
Consolidated net sales	9,088	10,522	5,960	2,547	73	28,190
Operating income	831	1,243	467	320	(258)	2,603
Assets	12,455	10,442	4,246	3,183	1,021	31,347
Capital expenditures	292	381	152	86	33	944
Depreciation and amortization	943	575	243	238	51	2,050

Export sales from Mexico, substantially all of which are denominated in US dollars, are mainly to the United States and Canada and were as follows (in million of US dollars) :

Year ended December 31,
1999	2000	2001
$749	$776	$801

Certain geographic information about the Company's operations and assets is summarized as follows:

	Year ended December 31,
	1999	2000	2001
Net sales (1) to customers in:
Mexico	Ps. 16,052	Ps. 15,734	Ps. 14,968
All foreign countries, mainly
the United States and Canada	12,547	12,897	13,222
Consolidated	Ps. 28,599	Ps. 28,631	Ps. 28,190

Consolidated net sales to any single external customer did not equal 10% or more of Vitro's total consolidated net sales.
(1) Net sales are attributed to countries based on location of customer.

	December 31,
	1999	2000	2001
Land and buildings, machinery and equipment, and construction in progress:
Mexico	Ps. 22,650	Ps. 21,066	Ps. 19,329
All foreign countries, mainly Central and South America and the United States	1,667	1,625	1,716
Consolidated	Ps. 24,317	Ps. 22,691	Ps. 21,045

21. Subsequent events

a) In April 15, 2002, the Company sold to Gerresheimer Glas AG, its 51% interest in Ampolletas, S.A. for a consideration that includes cash, the assumption of debt and the assignment of certain receivables, that altogether amount to approximately $21 million.

b) In June 3, 2002 the Company signed the final agreement of the sale of its 51% interest in Vitromatic to Whirlpool Corporation, previously announced on February 25,2002, and is subject to the completion of governmental approvals.

c) In June 19, 2002, the Company entered into an agreement with AFG Industries Inc, to convert one of the glass container facilities, located in Mexicali, Baja California, into a flat glass facility. The facility is expected to commerce operations by the fourth quarter of 2003.

22. Differences between Mexican and United States accounting principles

The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from US GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10, as amended (see note 3) , whereas financial statements prepared under US GAAP are presented on a historical basis. However, the following reconciliation to US GAAP does not include the reversal of the adjustments required under Bulletin B-10, as amended, with the exceptions of the adjustment required by the fifth amendment to Bulletin B-10 discussed in note 22 i) and the restatement of prior years' balances mentioned in note 22 j) . The application of Bulletin B-10, as amended, represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

The other principal differences between Mexican GAAP and US GAAP and the effect on consolidated net income and consolidated stockholders' equity are presented below:

Reconciliation of Net Income:

	Year ended December 31,			Millions of US Dollars (Convenience Translation) Year Ended December 31,
	1999	2000	2001	2001
Net income of majority interest as
reported under Mexican GAAP	Ps. 724	Ps. 347	Ps. 135	15

Deferred income tax *	(607)	279	78	9
Reduction of depreciation expense	(127)	(161)	(145)	(16)
Equity in associated companies	179
Workers' profit sharing *	(84)	(41)	325	35
Pre-operating expenses	31	24	15	2
Capitalized interest	(8)	(7)	(6)	(1)
Effect of applying equity method on the
investment in Empresas Comegua, S.A.	(80)	(27)	(69)	(7)
Effect of applying Bulletin B-15	8	7
Effect of the above adjustments on net
income of minority interest	315	183	20	2
Discontinued Operations:
Minority interest	46	15	(8)	(1)
Majority interest	14	4	21	2
TOTAL US GAAP adjustments	(313)	276	231	25
Net income of majority interest under
US GAAP	Ps. 411	Ps. 623	Ps. 366	40

* Net of monetary gain

Reconciliation of Stockholders' Equity:

				Millions of US Dollars (Convenience Translation) Year Ended December 31,

	Year ended December 31,
	1999	2000	2001	2001
Total stockholders' equity reported under
Mexican GAAP	Ps. 12,478	Ps. 9,442	Ps. 8,867	967
Less minority interest included as stockholders' equity under Mexican GAAP	(4,385)	(3,209)	(3,333)	(363)

Majority interest stockholders' equity under Mexican GAAP	8,093	6,233	5,534	604
US GAAP adjustments:
Deferred income tax:
Effect on retained earnings	(1,636)	(31)	65	7
Effect on excess (shortfall) in
restatement of capital	(1,636)	(573)	(758)	(83)
Reversal of negative goodwill	(4,250)	(4,250)	(4,250)	(464)
Reversal of the accumulated depreciation related to negative goodwill	3,994	4,035	4,068	444
Workers' profit sharing	(369)	(429)	(81)	(9)
Preoperating expenses	(39)	(15)
Capitalized interest	104	94	85	9
Effect of applying the Fifth Amendment	1,395	1,452	1,619	177
Effect of applying equity method on the
investment in Empresas Comegua, S.A	(633)	(740)	(618)	(67)
Effect of applying Bulletin B-15	193	132
Fair value of derivative financial instruments			136	15
Effect of the above adjustments in
Stockholders' equity of minority interest	1,415	590	346	37

Total US GAAP adjustments	(1,462)	265	612	66

Total majority interest stockholders' equity under US GAAP	Ps. 6,631	Ps. 6,498	Ps. 6,146	670

a) Minority interest

Under Mexican GAAP the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section in the consolidated balance sheet. For US GAAP purposes, the minority interest is not included in stockholders' equity.

b) Provision for deferred income tax

The Company applies the provisions of the Bulletin D-4 "Accounting Treatment of Income Tax, Tax on Assets and Workers' Profit Sharing", issued by the IMCP (see notes 3o and 17) . As required by this bulletin, deferred income taxes are provided for differences between the book and tax value of assets and liabilities and deferred workers' profit sharing for temporary differences between the financial and adjusted tax income that are expected to reverse in the future. Additionally, the tax on assets paid is recognized as an asset. Until December 31, 1999, deferred taxes were provided only for identifiable, non-recurring timing differences that were expected to reverse over a definite period of time, and the tax on assets paid was recognized in the income statement. For U.S. GAAP purposes, the Company has applied Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" for all periods presented.

Under SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax bases. Deferred tax assets are also recognized for the estimated future effects of tax loss carry forwards. Deferred tax assets are reduced by any tax benefits that are not expected to be realized.

The significant components of deferred tax assets and liabilities, net from discontinued operations, which differ for US GAAP from deferred tax assets and liabilities calculated under Mexican GAAP, are presented as follows:

	December 31,
	2000	2001
DEFERRED TAX ASSETS AND LIABILITIES
NONCURRENT:
Assets
Reversal of negative goodwill	Ps. 75	Ps. 63	(1)
NOL and tax on assets carryforwards	222	388	(1)
Capital losses	1,308	1,486
Liabilities
Fair value of financial instruments		(48)
Buildings and machinery and equipment	(409)	(447)
Stockholders' equity	(143)	(113)
Other	(18)	(20)	(1)
Net deferred assets	1,035	1,309
VALUATION ALLOWANCE	(1,530)	(1,874)
Net deferred tax liability	Ps. (495)	Ps. (565)

(1) The valuation allowance at December 31, 2000 and 2001 of Ps. 1,530 and Ps. 1,874, respectively, includes Ps. 1,308 and Ps. 1,486, respectively, related to capital losses and Ps. 222 and Ps. 388, respectively, related to NOL and tax on assets carry forwards.

c) Negative goodwill and reduction in depreciation expense

The Company records as a component of the consolidated statements of operations the amortization of the excess of book value over cost of certain acquisitions (negative goodwill) . The period of amortization for negative goodwill is 18 months. Under US GAAP, such excess is recorded as a reduction of fixed assets, and depreciation expense is reduced accordingly.

d) Workers' profit sharing

In accordance with Mexican GAAP the Company determines the provision of workers' profit sharing with the partial accrual method (Bulletin D-4). For US GAAP purposes the Company uses a different accrual methodology. If the methodology of SFAS 109 had been used for the year ended December 31, 2001, the cumulative effect in the results of the Company would have been an expense of Ps. 1,059 and a debit to excess (shortfall) in restatement of capital in the amount of Ps. 445. From these amounts the effect in the results for the years 1999, 2000 and 2001 would have been an increase (decrease) in the amount of Ps. 220, Ps. 304 and Ps. (116) , respectively.

e) Pre-operating expenses

Pre-operating expenses, which have been deferred under Mexican GAAP, are charged to expense as incurred under US GAAP.

f) Capitalized interest

The Company has not capitalized interest under Mexican GAAP in 1999. In 1999 certain interest on additions to buildings and machinery and equipment was capitalized as is required under US GAAP. Consequently, the related differences in depreciation on such amounts included in buildings and machinery and equipment are presented in the reconciliation of net income for the years ended December 31, 2000 and 2001.

g) Consolidation of less than fifty percent owned entity

In accordance with Mexican GAAP, the Company has consolidated Empresas Comegua, S.A. ("Comegua") since May 1995, when the Company obtained administrative control of Comegua even though its interest is 49.7%. Under US GAAP the equity method is to account for this investment.

Summary information of Comegua, follows:

	As of and for the year ended
	December 31,
	2000	2001
Current assets	Ps. 516	Ps. 595
Total assets	1,890	1,816
Total liabilities	419	593
Stockholders' equity	1,471	1,223
Net sales	930	958
Net income	54	134

Under US GAAP the Company's investment in Comegua at December 31, 2000 and 2001 is Ps. 731 and Ps. 608, respectively.

h) Other differences and supplemental US GAAP disclosures

1. Pension disclosures.- The Company maintains pension plans for all of its subsidiaries and seniority premium plans for all of its Mexican subsidiaries. For the Mexican companies, the Company adopted Bulletin D-3 issued by the IMCP. The accounting treatment for pensions set forth in this Bulletin are substantially the same as those set forth in Statement of Financial Accounting Standards No. 87 "Employer's Accounting for Pensions" ("SFAS 87") . The Company records the pension cost determined by actuarial computations, as described in notes 3h) and 10. Significant assumptions (weighted average rates) used in determining net periodic pension cost and related pension obligations for the benefit plans for 2000 and 2001 are also described in note 10.

For purposes of determining the cost of pensions and seniority premiums under US GAAP, the Company applies SFAS 87. The additional pension disclosures under Statement of Financial Accounting Standards No. 132 "Employers Disclosures about Pensions and Other Post-retirement Benefits" ("SFAS 132") which are applicable to the Company, net from discontinued operations, are presented below.

	2000	2001
Change in benefit obligation:
Benefit obligation at beginning of year	Ps. 1,702	Ps. 1,591
Service cost	40	44
Interest cost	69	75
Benefits paid	(193)	(152)
Benefit obligation at end of year	1,618	1,558

Changes in plan assets:
Fair value of plan assets at beginning of year	13	509
Actual return on plan assets	2	49
Contribution of cash and securities (1)	516	(163)
Benefits paid	531	395
Fair value of plan assets at end of year	1,087	1,163

Funded status
Unrecognized actuarial loss	(286)	(271)
Unrecognized prior service costs	(775)	(689)
Net amount recognized	Ps. 26	Ps. 203

Amounts recognized in the consolidated balance sheet consists of:
Accrued benefit liability	Ps. 947	Ps. 1,115
Intangible asset	(756)	(663)
Accumulated other comprehensive income	(165)	(249)
	Ps. 26	Ps. 203

(1)Includes approximately Ps. 363 as of December 31, 2001, Vitro common shares (39,150,000 shares at market value on date of contribution).

Pension and seniority premium costs for 1999, 2000 and 2001 are summarized below:

	Year ended December 31,
	1999	2000	2001
Service costs	Ps. 41	Ps. 41	Ps. 45
Interest cost	77	69	75
Return on plan assets	(1)	(1)	(30)
Net amortization and deferral	101	124	108

Net periodic cost	Ps. 218	Ps. 233	Ps. 198

2. Proportionate consolidation method.- The subsidiary Vitro-American National Can, S.A. de C.V. (Vancan) is a joint venture in which the Company has 50% interest and shares the control of the subsidiary with the other partner, Rexam. Under Mexican GAAP this company is consolidated using the proportionate method. Under US GAAP, the Company's investment in and its interest in the net income of Vancan is recorded based on the equity method.

Summary information of the Company's 50% interest follows:

	As of and for the year ended
	December 31,
	2000	2001
Current assets	Ps. 131	Ps. 142
Total assets	397	380
Total liabilities	190	167
Stockholders' equity	207	213
Net sales	384	308
Net income	23	13
Cash flow information-net cash provided by:
Operating activities	61	48
Financing activities	(49)	(28)
Investing activities	(3)	(8)

Under US GAAP, the Company's investment in Vancan at December 31, 2000 and 2001 is Ps. 207 and Ps. 213, respectively.

3. Weighted average interest rates.- The weighted average interest rates on short-term borrowings outstanding as of December 31, 1999, 2000 and 2001 were approximately 11.4%, 8.4% and 6.2%, respectively.

4. Fair value of financial instruments.- Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires disclosure of the estimated fair values of certain financial instruments. The carrying amounts and estimated fair values of the Company's significant financial instruments were as follows:

	December 31,		December 31,
	2000		2001
	Carrying Amount		Carrying Amount
		Fair Value		Fair Value
Liabilities:
Short-term borrowings	3,207	3,207	3,369	3,369
Long-term debt (1)	13,126	12,668	11,084	10,630
Derivative instruments:
Interest swaps				(43)
Foreign currency forward contracts			1,435	1,256

(1) Includes current portion of long-term debt.

The fair value of short-term borrowings approximate their carrying value due to their short maturities. The fair value of the U.S. (dollar denominated) publicly traded long-term debt was Ps. 3,415 and Ps. 3,351 as of December 31, 2000 and 2001, respectively, and its related book value was Ps. 3,874 and Ps. 3,805, respectively. The fair value of the remaining long-term debt closely approximates its book value of Ps. 9,252 and Ps. 7,279 as of December 31, 2000 and 2001, respectively.

The fair value of long-term investments and long-term debt was determined using available quoted market prices or other appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented above on long-term financial instruments are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value information presented herein is based on information available to management as of December 31, 2000 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, the current estimates of fair value may differ significantly from the amounts presented herein.

5. Worker's profit sharing.- In a US GAAP statement of operations, worker's profit sharing expense would be classified as an operating expense.

6. Net sales and operating income.- The use of the proportionate consolidation method for Vancan and the consolidation of Comegua under Mexican GAAP as discussed under 22h (2) and 22g above, results in differences in net sales and operating income as reported under Mexican GAAP and US GAAP.

7. Earnings per common share in accordance with US GAAP.- Earnings per share in accordance with US GAAP are based on the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") and are calculated using the weighted average number of common shares outstanding during each period. The stock options granted under the Company's Plan (see note 13b) were not dilutive during 1999, 2000 and 2001, as the average market price per share of the Company's common stock during the period was less than the exercise price per share of the options. The Company has no other potentially dilutive securities. Basic earnings per share are based upon, 310,464,210, 278,402,173 and 286,078,897 weighted average shares outstanding for 1999, 2000 and 2001, respectively.

Earnings per common share computed in accordance with US GAAP are presented below:

	Year ended December 31,
	1999	2000	2001
Basic and diluted earnings per common share	Ps. 1.32	Ps. 2.24	Ps. 1.28

8. Comprehensive income.- Under US GAAP, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130") , establishes standards for reporting and display of comprehensive income and its components. Vitro's only items of other comprehensive income are loss from holding non- monetary assets, unrealized gain (loss) on long-term investments and minimum pension liability adjustments.

See note 22 l) , for Consolidated Financial Statements on a US GAAP basis, which reflects the provisions of SFAS 130.

Additional required disclosures under SFAS 130 are as follows:

Disclosure of accumulated other comprehensive income balances:

	Loss from Holding Non-monetary Assets	Minimum Pension Liability Adjustment	Fair Value of Financial Instruments

Balance at December 31, 1999	Ps. (15,658)	Ps. (130)	Ps.
Bulletin B-15 effect	445	(22)
Change for the year	(139)

Balance at December 31, 2000	(15,352)	(152)	-
Bulletin B-15 effect	(736)
Change for the year	(198)	(29)	89

Balance at December 31, 2001	Ps. (16,286)	Ps. (181)	Ps. 89

There were no reclassification adjustments for any of the periods presented.

9. Employee stock option plan.- The Plan (see note 13b) was adopted in 1998. The Company applies SFAS 123 in accounting for its Plan under both Mexican GAAP and US GAAP. The disclosures required under US GAAP are included in note 13b) .

10. Derivative instruments.- Under Mexican GAAP, derivative instruments that are considered as a hedge from an accounting perspective, are valued using the same criteria of valuation of the assets or liabilities hedged and the effect of such valuation is recognized in net income; under US GAAP are valued at fair value and recognized in other comprehensive income until the hedged item is recognized in earnings. The effect of the above at December 31, 2001 was an increase in comprehensive income of Ps. 136.

11. New accounting pronouncements.- In July 2001, the FASB issued SFAS 141, "Business Combinations" (SFAS 141) and SFAS 142, "Goodwill and Other Intangible Assets" (SFAS 142) .SFAS 141 addresses financial accounting and reporting for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, goodwill and certain other intangible assets will no longer be systematically amortized, but instead will be reviewed for impairment at least annually and written-down with a charge to operations when the carrying amount exceeds the estimated fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Management expects the effect of ceasing amortization of goodwill will increase after-tax net income by approximately $25 in the year ended December 31, 2002. The Company has not yet completed its assessment of the additional effects of adopting SFAS 142.

The FASB also issued SFAS 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" (SFAS 143) in August 2001. SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. Management is currently evaluating the effects of adopting SFAS 143, but believes it will not have a material effect on the Company's results of operations and financial position.

In addition, the FASB issued SFAS144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) in October 2001. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Management is currently evaluating the effects of adopting SFAS 144, but believes it will not have a material effect on the Company's results of operations or financial position.

i) Effect of applying the Fifth Amendment to Bulletin B-10.

As discussed in note 3e) , under Mexican GAAP the Fifth Amendment to Bulletin B-10 requires the restatement of machinery and equipment purchased in a foreign country using the consumer price index of the country of origin. For US GAAP purposes, such restatement is based on the INPC.

j) Effect of applying Bulletin B-15.

In 1997, the IMCP issued Bulletin B-15 which specifies procedures to be applied in the consolidation of foreign subsidiaries by Mexican companies for (i) current year amounts and (ii) for prior year amounts, presented for comparative purposes. Vitro's accounting policies for the consolidation of its foreign subsidiaries are described in notes 2b) and 3a) . Such policies conform to the requirements of Bulletin B-15.

The staff of the SEC has agreed that the methodology of Bulletin B-15 to translate the current year amounts for foreign operations will not result in a difference between Mexican GAAP and US GAAP which must be reconciled in order to comply with the rules of the SEC.

There are two methods allowed under Bulletin B-15 to restate prior years amounts for foreign subsidiaries. Vitro uses the method which reconsolidates prior years' balances by restating foreign subsidiaries (in Vitro's case, principally US subsidiaries) using the current inflation rate in the foreign country and translating into pesos using the year end exchange rate. The staff of the SEC has stated that the methodologies of Bulletin B-15 used to restate prior years' balances for comparative purposes do not conform to the requirements of SEC Rule 3-20e of Regulation S-X which requires all amounts in financial statements to be presented in the same reporting currency. Accordingly, in filings with the SEC, the staff requires an adjustment for the difference in methodologies of restating prior year balances. These amounts (Ps. 8 and Ps. 7 in 1999 and 2000, respectively, in the reconciliation of net income; and Ps. 193 and Ps. 132 in 1999 and 2000, respectively, in the reconciliation of stockholders' equity) represent the differences between (i) the balance if all amounts were adjusted by the Mexican inflation rate, and (ii) the balance used in the primary financial statements to comply with Bulletin B-15.

k) Discontinued operations.

Under Mexican GAAP, the Company is required to present the operations of a discontinued segment separately as discontinued operations in the consolidated statements of income for all periods presented once financial statements are presented that include the date that management commits itself to disposing of the segment. Under U.S. GAAP, the Company is required to reclassify the operations of a discontinued segment and present it separately as discontinued operations in the consolidated statements of income for all periods presented when the date that management commits itself to disposing of the segment is before the financial statements are issued. As a result, for Mexican GAAP purposes, the Acros-Whirlpool segment has not been reflected as a discontinued segment, but for US GAAP purposes, the Acros-Whirlpool segment has been reflected as a discontinued segment. This difference does not result in a difference in net income or equity, but only in the presentation of the statement of income.

l) Summarized comparative consolidated financial statements - U.S. GAAP

CONDENSED CONSOLIDATED BALANCE SHEETS
US GAAPS BASIS
(Millions of constant Mexican pesos as of December 31, 2001)

	December 31,
	2000	2001
ASSETS
Cash and cash equivalents	Ps. 689	Ps. 794
Trade receivables, net of allowance for doubtful accounts of Ps. 48 and Ps. 39	1,705	1,377
Other receivables	1,052	875
Inventories	3,226	2,913
Discontinued operations	1,005	1,170

Current assets	7,677	7,129

Long-term investments	463	540
Investment in associated companies	1,086	820
Land and buildings	8,481	8,332
Machinery and equipment	10,095	9,068
Construction in progress	647	563
Excess of cost over fair value of net assets acquired, net of accumulated amortization of Ps. 104 and Ps. 132	282	627
Intangible pension assets	756	663
Other assets	380	473
Discontinued operations	3,629	3,438

Total assets	Ps. 33,496	Ps. 31,653

LIABILITIES

Short-term borrowings	Ps. 2,951	Ps. 2,300
Current portion of long-term debt	858	3,264
Trade payables	1,670	2,249
Accrued expenses payable	397	481
Deferred taxes	560	623
Other current liabilities	1,274	904
Discontinued operations	1,533	1,692
Current liabilities	9,243	11,513
	11,299	7,917
Long-term debt
Seniority premiums, pensions and other long-term liabilities	1,372	1,257
Deferred taxes	1,814	1,050
Discontinued operations	575	782
Long-term liabilities	15,060	11,006
Total liabilities	24,303	22,519
Minority interest in consolidated subsidiaries	2,695	2,988
	-
STOCKHOLDERS' EQUITY

Majority interest:
Capital stock: no par value shares issued and outstanding, 324,000,000 in 2000 and 2001	324	324
Restatement of capital stock	5,543	5,543
Capital stock restated	5,867	5,867
Treasury stock (27,399,020 shares in 2000 and 46,148,270 in 2001)	(327)	(519)
Paid-in capital	840	891
Shortfall in restatement of capital	(15,384)	(16,286)
Fair value of derivative financial instruments		89
Minimum pension liability adjustment	(120)	(181)
Retained earnings reserved for reacquisition of shares of Vitro	1,300	1,300
Retained earnings	13,699	14,619
Net income for the year	623	366
Total stockholders' equity	6,498	6,146
Total liabilities and stockholders' equity	Ps. 33,496	Ps. 31,653

CONDENSED STATEMENTS OF INCOME
US GAAPS BASIS
(Millions of constant Mexican pesos as of December 31, 2001)

	Year Ended December 31,
	1999	2000	2001

Net sales	Ps. 22,422	Ps. 22,149	Ps. 20,964
Cost of sales	15,020	15,256	14,915

Gross profit	7,402	6,893	6,049
General, administrative and selling expenses	5,187	4,966	4,615

Operating income	2,215	1,927	1,434

Interest expense	2,463	2,134	1,735
Interest income	41	40	31
Exchange loss (gain), net	(520)	103	(542)
Gain from monetary position	1,777	1,222	613
Total financing cost	125	975	549

Income after financing	2,090	952	885
Other loss, net	181	43	178
Share in net income of unconsolidated associated companies	156	53	87

Income from continuing operations before income tax	2,065	962	794
Income tax expense	1,389	246	197

Net income from continuing operations before minority interest	676	716	597
Discontinued operations	341	202	199
Minority interest	(606)	(295)	(430)
Net income	Ps. 411	Ps. 623	Ps. 366

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
US GAAPS BASIS
(Millions of constant Mexican pesos as of December 31, 2001)

	Capital stock	Treasury Stock	Paid-in capital	Shortfall in restatement of capital	Other	Retained earnings	Compre- hensive Income	Stock- holders' equity

Balance at December 31, 1998	Ps. 6,518	Ps. (1,090)	Ps. 1,326	Ps. (14,577)	Ps. 43	Ps. 14,955		Ps. 7,175
Comprehensive income (loss):
Net income						411	411	411
Bulletin B-15 adjustments				(1,029)		826		(203)
Other comprehensive income:
Unrealized gain (loss) on long term investment					(136)		(136)	(136)
Minimum pension liability adjustment					(37)		(37)	(37)
Loss from holding non-monetary assets				(798)			(798)	(798)
Deferred taxes allocation				7			7	7
Effect of applying the Fifth Amendment				757			757	757
Deferred workers' profit sharing allocation				(18)			(18)	(18)
Other comprehensive income (loss)							(225)
Comprehensive income (loss)							186
Dividends (Ps. 1.10 pesos per share)						(355)		(355)
Paid in capital			15					15
Acquisition of treasury stock		(187)						(187)
Capital stock redemption	(651)	806	(155)

Balance at December 31, 1999	Ps5,867	Ps. (471)	Ps. 1,186	Ps. (15,658)	Ps. (130)	Ps. 15,837		Ps. 6,631
Comprehensive income:
Net income						623	623	623
Bulletin B-15 adjustments				445		(515)		(70)
Other comprehensive income:
Minimum pension liability adjustment					(34)		(34)	(34)
Loss from holding non-monetary assets				(356)			(356)	(356)
Deferred taxes allocation				38	12		50	50
Effect of applying the Fifth Amendment				188			188	188
Deferred workers' profit sharing allocation				(9)			(9)	(9)
Other comprehensive income (loss)							(161)
Comprehensive income							462
Dividends (Ps. 1.00 pesos per share)						(323)		(323)
Sales of treasury stock		958	(296)					662
Paid in capital			(50)					(50)
Acquisition of treasury stock		(814)						(814)

Balance at December 31, 2000	Ps5,867	Ps. (327)	Ps. 840	Ps. (15,352)	Ps. (152)	Ps. 15,622		Ps. 6,498
Comprehensive income:
Net income						366	366	366
Bulletin B-15 adjustments				(736)		604		(132)
Other comprehensive income:
Minimum pension liability adjustment					(45)		(45)	(45)
Loss from holding non-monetary assets				(520)			(520)	(520)
Deferred taxes allocation				64	(31)		33	33
Effect of applying the Fifth Amendment				278			278	278
Deferred workers' profit sharing allocation				(20)			(20)	(20)
Fair value of financial instruments					136		136	136
Other comprehensive income (loss)							(138)
Comprehensive income							Ps. 228
Dividends (Ps. 1.00 pesos per share)						(307)		(307)
Paid in capital			52					52
Acquisition of treasury stock		(193)						(193)

Balance at December 31, 2001	Ps5,867	Ps. (520)	Ps. 892	Ps. (16,286)	Ps. (92)	Ps. 16,285		Ps. 6,146

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
US GAAPS BASIS
(Millions of nominal pesos)

	Year ended December 31,
	1999	2000	2001
OPERATING ACTIVITIES:
Net income from continuing operations in constant pesos	Ps. 676	Ps. 716	Ps. 597
Effect of constant pesos	(168)	(64)	-
Net income from continuing operations in nominal pesos	508	652	597
Add (deduct) non cash items:
Depreciation and amortization	1,585	1,728	1,807
Provision for seniority premiums, pension	56	64	196
and other long-term liabilities	42	42	54
Amortization of debt issue cost	(131)	(48)	(87)
Share in net income of unconsolidated associated companies	30
Loss to reduce long-term investments to market value	73	(55)	114
(Gain) loss from sale of subsidiaries and associated companies	743	282	348
Write-off and loss from sale of fixed assets	589	(31)	(310)
Deferred income tax and workers' profit sharing	(1,479)	(1,122)	(601)
Gain from monetary position	(428)	104	(530)
Exchange loss (gain)	1,588	1,616	1,588

Increase in trade payables	67	170	596
Decrease (increase) in trade receivables	(125)	367	277
Increase in inventories	(183)	(323)	11
Change in other current assets and liabilities, net	(240)	398	(306)
Pension funding payments		(498)	(86)
Cash provided by continuing operations	1,107	1,730	2,080
Net income from discontinued operations	287	186	197
Operating assets and liabilities from discontinued operations	411	209	106
Cash provided by operating activities	1,805	2,125	2,383

INVESTING ACTIVITIES:
Sales of land and buildings and machinery and equipment	307	202	184
Investment in land and buildings and machinery and equipment	(1,026)	(724)	(781)
Investment in subsidiaries and associated companies	(33)	(510)	(445)
Sale of subsidiaries and associated companies	149		76
Long -term receivables			(137)
Effect from discontinued operations	(363)	(128)	(147)
Other	93	(392)	(50)
Cash used in investing activities	(873)	(1,552)	(1,300)

FINANCING ACTIVITIES:
Short-term borrowings	5,699	5,756	4,039
Issuance of long-term debt	4,863	5,914	6,169
Capital stock contributed by minority interest		8	97
Payment of short-term borrowings	(4,397)	(4,381)	(5,884)
Payment of long-term debt	(5,783)	(6,557)	(4,627)
Acquisition of treasury stock	(162)	(744)	(169)
Sale of treasury stock		551
Dividends paid to stockholders of Vitro	(292)	(292)	(149)
Dividends paid to minority interests	(416)	(308)	(252)
Effect from discontinued operations	(335)	(267)	(156)
Cash used in financing activities	(823)	(320)	(932)
Net increase in cash and cash equivalents	109	253	151
Monetary and exchange rate effect on cash and cash equivalents	(42)	(8)	(17)
Balance at beginning of year	348	415	660
Balance at end of year	Ps. 415	Ps. 660	Ps. 794

Net cash provided by operating activities reflects net
cash payments of interest and income taxes as follows:	Ps. 1,902	Ps. 1,801	Ps. 1,708
Interest	936	332	183
Income taxes